May 22, 2015

Los Angeles CA

Diego Pellicer Worldwide, Inc. Announces Appointment of New CEO and CFO.

Diego Pellicer Worldwide, Inc. (OTCBB-DPWW) today announces the expiration, without renewal, of a consulting contract with FSCOO a California based consulting company.

FS COO has a proven track record of success in the coordination of projects within the hospitality industry, modifying existing operations, and developing systems for clients which work effectively, specific to the client’s needs.

The Chairman of DPWW stated, “Specifically, FS COO was hired to develop compliance systems and procedures for our company, including Financial/Accounting, Securities Compliance, Human Resources and Management. Diego is all about compliance, professionalism and consistency. That happens when you have trained people and proper systems and procedures in place. FS COO has done a great job in assisting us with this goal.”

The FS COO team included senior level executives from highly successful companies such as California Pizza Kitchen, Wolfgang Puck, House of Blues, Hard Rock, and Playboy.

FS COO provided Diego with their CEO, Philip Gay and their CFO, Nick Roberts. Both will be stepping down at the end of the FS COO contract.

Taking the CEO position will be Diego’s former CEO, Ron Throgmartin. Mr. Throgmartin assisted his family in building a retail business that spread across 23 states with several billion in revenue and is currently traded on the NYSE. He also has extensive experience in real estate, agriculture and marijuana business development, including retail, grow and edible manufacturing.

Stepping into the CFO position will be David Wells. Mr. Wells is the Founder of Wells Compliance, an accounting firm specializing in public company compliance. He has been CFO of several public and pre-public companies and led multiple public offerings, private offerings and M&A transactions.

CEO Ron Throgmartin states, “It was a pleasure working with FS COO and we appreciate the consulting and systems they contributed to Diego as we transitioned from a private to a public company.”

The Official end of the FS COO contract is May 31st, 2015.